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Exhibit 4.6(b)

                       AMENDMENT NO.2 TO RIGHTS AGREEMENT

     Agreement (this "Amendment") dated as of January 27, 1998, between Intermedia Communications Inc., a Delaware Corporation ("the Company") f/k/a Intermedia Communications of Florida, Inc., and Continental Stock Transfer & Trust Company (the "Rights Agent").

     Reference is made to the Rights Agreement between the Company and the Rights Agent, dated as of March 7, 1996 (the "Agreement"). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

     Paragraph (b) of Section 7 of the Agreement is hereby deleted and replaced with the following:

          (b) The purchase price for each one-thousandth of a share (each such one one-thousandth of a share being a "Unit") of Preferred Stock upon exercise of Rights shall be $200.00, subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof (such purchase price, as so adjusted, being the "Purchase Price"), and shall be payable in accordance with paragraph (c) below.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.


ATTEST:                                   INTERMEDIA COMMUNICATIONS INC.


By:                                       By:
   ---------------------------               --------------------------
   Robert M. Manning                         David C. Ruberg
   Senior Vice President,                    President and Chief
   Chief Financial Officer                   Executive Officer




ATTEST:                                   CONTINENTAL STOCK TRANSFER AND
                                          TRUST COMPANY

By:                                       By:
   ---------------------------               --------------------------
   Name:                                     Name:
   Title:                                    Title: